SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 12, 2003

Date of Report (Date of earliest event reported)

Hayes Lemmerz International, Inc. (Exact name of registrant as specified in its charter)

Delaware	1-11592	13-3384636

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15300 Centennial Drive, Northville, Michigan 48167 (Address of principal executive offices) (Zip Code)

(734) 737-5000 (Registrant’s telephone number, including area code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

SIGNATURES
EXHIBIT INDEX
EX-99.1 Text of slideshow to prospective lenders

Item 9. Regulation FD Disclosure

     Beginning on or about May 13, 2003, in connection with its proposed emergence from Chapter 11 bankruptcy proceedings, Hayes Lemmerz International, Inc. (the “Company”) will begin making presentations to prospective lenders in connection with the syndication of a proposed senior secured credit facility of up to $575 million, with Citigroup Global Markets Inc. and Lehman Brothers Inc. as joint lead arrangers and book managers, using slides containing the information attached hereto as Exhibit 99.1. The Company expects to use these slides, in whole or in part and possibly with modifications, in the presentations. The information disclosed herein, including the text of the slides, has not been previously disclosed publicly and is being furnished herewith pursuant to Item 9 of Regulation FD.

     The attached slides include information relating to the Company’s Adjusted EBITDA. EBITDA, a measure used by management to measure operating performance, is defined as operating income (loss) plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude: (i) asset impairment losses, restructuring and other charges; (ii) reorganization items; (iii) loss on investment in joint venture; and (iv) other items. We reference these non-GAAP financial measures as a management group frequently in our decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. We base our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. We are disclosing these non-GAAP financial measures in order to provide transparency to investors.

     Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

     Adjusted EBITDA is calculated as follows (unaudited):

	Fiscal Year Ending January 31,
	2003	2002	2001	2000

	($ millions)
Net income (loss)	$(634.5)	$(396.7)	$(186.2)	$47.6
Interest expense, net	72.7	175.2	163.5	153.3
Income tax provision	3.6	10.3	9.7	38.3
Minority interest	3.5	3.3	2.6	3.0
Cummulative effect of change in accounting principle	554.4	—	—	—
Extraordinary gain, net of tax	—	(2.7)	—	—

Operating income (loss)	(0.3)	(210.6)	(10.4)	242.2
Depreciation and tooling amortization	128.7	130.0	124.7	108.3
Amortization of intangibles	3.3	26.4	27.4	27.5

EBITDA	131.7	(54.2)	141.7	378.0
Asset impairments and other restructuring charges	43.5	141.6	127.7	3.7
Reorganization items	44.5	47.8	—	—
Loss on investment in joint venture	—	3.8	1.5	—
Other items	8.8	15.3	15.2	—

Adjusted EBITDA	$228.5	$154.3	$286.1	$381.7

     In addition, the attached slides contain information regarding management’s projections of future capital expenditures, revenues and Adjusted EBITDA, among other things. Such projections and other matters discussed in this report (including in the attached exhibit) constitute forward-looking statements. These forward-looking statements are necessarily estimates that involve a number of risks, assumptions and uncertainties. There can be no assurance that our actual results will not differ materially from the results anticipated in such forward-looking statements.

     While it is impossible to identify all such factors, factors that could cause actual outcomes and results to differ materially from those estimated by us include, but are not limited to: (1) the outcome and consequences of the Company’s Chapter 11 proceedings; (2) competitive pressure in the Company’s industry increases significantly; (3) general economic conditions are less favorable than expected; (4) the Company’s dependence on the automotive and commercial highway industries (which may be adversely affected by a weakening of the economy and have historically been cyclical); (5) changes in the financial markets affecting the Company’s financial structure and the Company’s cost of capital and borrowed money; (6) the uncertainties inherent in international operations and foreign currency fluctuations; and (7) uncertainties relating to the war in the Middle East.

     This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By filing this report on Form 8-K and furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

     The information contained herein is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We undertake no duty or obligation to publicly update or revise the information contained in this report, although we may do so from time to time as we believe is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 12. Results of Operations and Financial Condition.

     The financial information furnished pursuant to Item 9 above includes information regarding the Company’s results of operations for completed annual fiscal periods and is furnished herewith pursuant to Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.

By:	/s/ Patrick C. Cauley

Patrick C. Cauley
General Counsel & Secretary

Dated: May 12, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of slideshow to prospective lenders in use beginning on or about May 13, 2003.